Exhibit 10.13

ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS

Institut für Umwelttechnologien GmbH (“IUT”) has developed and has previously assigned to Isonics Corporation (“Isonics”) and IUT Detection Technologies, Inc. (“IUTDT”) certain technology as described in an Agreement between Isonics Corporation on behalf of IUTDT dated December 4, 2002 for research and development activities (the “2002 Agreement”), and a Confidential Research and Development Agreement between IUT and IUTDT dated June 8, 2004 (the “2004 Agreement”).

Since that time, further developments have been made with respect to the IUT Technology defined in the 2002 Agreement and the Technology as defined in the 2004 Agreement (collectively the “Technology”), and IUT (through its employees and consultants) has developed products (the “Existing Developed Products”) from such Technology.

1.                                       Definition of “Technology”.  For the purposes of this Assignment, the term “Technology” means the technology described on the attached Schedule A together with any other intellectual or tangible property related to, based on, derived from or in connection with the Technology, including without limitation all works, including literary works, pictorial, graphic and sculptural works, architectural works, works of visual art, mask works, and any other work that may be the subject matter of copyright protection; advertising and marketing concepts; information; data; formulas; models; drawings; computer programs; including all documentation, related listings, design specifications, and flowcharts; licenses, prototypes, designs, plans, notes, schematics, patents, patent applications, trademarks, service marks, logos, Internet domain names, trade names, trade secrets, and other confidential or proprietary information,  know-how, and any inventions, including all processes, machines, manufactures and compositions of matter and any other invention that may be the subject of patent protection; and all statutory protection obtained or obtainable thereon including those in foreign countries.  When used herein, the term “Technology” also includes all intellectual property based on or related to the Technology.  Developer waives all rights of attribution, and integrity for specific works created by Developer under the Agreement with respect of all marketing, advertising and commercial uses thereof.

2.                                       Other Agreements.  IUT is entering into a Research and Development and Licensing Agreement (the “2005 Agreement”) with Isonics Homeland Security & Defense Corporation (“HSDC”) by which IUT (through its employees and consultants) will continue to perform research and development with respect to the Technology and the Existing Developed Products, and will in the future further develop, improve, modify, and enhance the Technology and the Existing Developed Products.  “Existing Developed Products shall include all developments, improvements, modifications, enhancements and the like.  Pursuant to the 2005 Agreement, IUT may also create new products not associated with or derived from the Existing Developed Products (the “Developed Products”) for HSDC.  The Developed Products are subject to the 2005 Agreement and not this Assignment.

3.                                       Assignment of Technology.  In consideration of the royalty described below and for other good and valuable consideration, the receipt and sufficiency of which IUT hereby acknowledges, IUT hereby assigns to HSDC, its successors and assigns, IUT’s entire right, title and interest in and to the Technology and the Existing Developed Products, including, without limitation, all copyrightable or patentable writings, drawings, inventions, machines, designs, computer programs or process of its original creation first produced or created by IUT or any employee or consultant from which IUT has obtained rights to the Technology or the Existing Developed Products, or in which IUT might otherwise own or claim any interest as a result of, or related to, performance of work or services for HSDC or its predecessors under the 2002 Agreement or the 2004 Agreement.  IUT further assigns, and agrees to execute in the future such documents as may be necessary to complete the assignment of, IUT’s entire right, title and interest in and to any future developments, improvements, modifications, or enhancements of or derivations from the Technology which IUT or IUT’s employees or consultants may produce or create in the future (or which may be created or produced under IUT’s direction or with IUT’s assistance or cooperation), including, without limitation, all copyrightable or patentable writings, drawings, inventions, machines, designs, computer programs or process of our original creation first produced or created by either IUT, or in which IUT might otherwise own or claim any interest as a result of, or related to, performance of work or services for HSDC or any other person or entity at the request of HSDC.

4.                                       Royalty.  As consideration for the foregoing assignment and for other good and valuable consideration, the receipt and sufficiency of which HSDC hereby acknowledges, HSDC agrees to pay IUT a royalty in an amount equal to 2% of the net selling price of Existing Developed Products that are sold, leased or otherwise put into use by HSDC or any of its affiliated entities anywhere in the world.  Where an Existing Developed Product is included with other products for sale, HSDC will allocate, in good faith, the sales price between the Existing Developed Product and other products included therewith.

a.               The royalty payable pursuant to this Section 4 is not intended to be in addition to any royalty paid by HSDC to IUT for Developed Products that are subject to the royalty obligation set forth in the 2005 Agreement.  It is the intention that only a total royalty of 2% be paid with respect to any Existing Developed Product that is subject to this Assignment.

b.              Payments to IUT shall be made in United States dollars to the address specified above or as IUT may otherwise instruct in writing.  The royalty payments set forth in this Section 4 shall be reportable and payable within 30 days at the end of each semi-annual period ending on April 30th and October 31st.  HSDC shall furnish to IUT a statement, certified by an authorized representative of HSDC, identifying in a reasonable manner the number of units of Existing Developed Products that were subject to the royalty during such semi-annual period, and the amount payable to IUT pursuant to this Section 4.

c.               HSDC shall keep full, clear and accurate records of units of Existing Developed Products.  HSDC shall furnish whatever additional information IUT may reasonably request from time to time to enable IUT to ascertain the amounts of royalty fees payable pursuant hereto.  IUT shall have the right to make an examination and audit during normal business hours, not more frequently than annually and subject to prior clearance and coordination with HSDC, of all records kept pursuant to this Section 4 by HSDC and such other records and accounts as may under recognized accounting practices contain information bearing upon the amounts of fees payable to IUT under this Assignment.  Prompt adjustment shall be made by the proper party to compensate for any errors or omissions disclosed by such examination or audit.  Neither such right to examine and audit nor the right to receive such adjustment shall be affected by any statement to the contrary appearing on checks or otherwise unless such statement appears in a letter signed by the party having such right expressly waiving such right and such letter is delivered to the other party. If such audit discloses a reported error of 10% or greater with respect to the reported sums paid to IUT by HSDC during the applicable period subject to such audit, HSDC shall fully reimburse IUT, promptly upon demand, for the reasonable fees and disbursements for completing such audit.  Otherwise, IUT shall be responsible for the cost of each such audit.

5.                                       Effectiveness and Further Assurances.  This assignment is effective as of the date of the creation of any protectible works created by IUT or its employees or contractors in the past or in the future that relate to or derive from the Technology.  IUT will cooperate (and will in good faith seek the cooperation of its employees and consultants) with any efforts of HSDC to register and enforce this assignment and IUT will obtain similar assignments, at no additional cost to HSDC, from any person who may claim an interest in any aspect of the Technology or a Existing Developed Product. IUT shall execute and aid in the preparation of any papers that HSDC may consider necessary or helpful to obtain or maintain any copyrights, patents, or other proprietary rights at no charge to HSDC, except that HSDC shall reimburse IUT for reasonable out-of-pocket expenses incurred.

6.                                       Interpretation.  This assignment will be interpreted under the laws of the State of Colorado, United States of America and may be enforced in the federal courts sitting in Denver, Colorado or the state courts in Jefferson County, Colorado.  To the extent this assignment is presented for interpretation or enforcement in any jurisdiction outside of the United States, the tribunal is directed by the parties to interpret this Assignment to give maximum effect to the intention of the parties as set forth herein.

7.                                       Representation of Ownership.  IUT represents that it owns and has a right to assign the Technology and Existing Developed Products assigned hereby, subject only to the prior assignments made in the 2002 Agreement and the 2004 Agreement.  IUT further represents that it has obtained all necessary assignments to the Technology and Existing Developed Products from its employees and consultants to satisfy the purpose and intent of this Assignment.

8.                                       Notices.  All notices required or permitted under this Assignment will be in writing, will reference this Assignment and will be deemed given:  (i) when personally delivered, (ii) when sent by confirmed facsimile; (iii) five working days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one working day after deposit with a commercial overnight carrier, with written verification of receipt to the addresses set forth in the first paragraph above.   Changes in such addresses may be specified by written notice.

9.                                       Entire Agreement.  This Assignment sets forth the entire Agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and agreements between them.  Neither of the Parties shall be bound by any warranties, understandings, modifications or representations with respect to the subject matter hereof other than as expressly provided herein or in a writing signed with or subsequent to the execution hereof by an authorized representative of the Party to be bound thereby.

10.                               Escalation and Dispute Resolution

a.               If a dispute that arises out of or relates to performance under this Assignment, the following escalation procedure shall be initiated:  The Party raising the dispute shall provide the other Party with written notice stating in detail the nature of the dispute.  Within fifteen business days of the date of such notice, the Parties will designate individuals in senior management positions who have not previously been involved in day-to-day operations in the Development Project who shall thereafter meet and negotiate in good faith to resolve such dispute within the fifteen day period.  If the parties are unable to resolve the disagreement within such period, the Parties will submit such dispute to mediation and then (if no resolution by mediation) to arbitration before a panel of three arbitrators, both to be conducted in New York City, New York in accordance with the rules of JAMS Endispute, Inc. (www.jamsadr.com).

b.              Any award made (i) shall be a bare award limited to a holding for or against a Party and affording such remedy as is deemed equitable, just and within the scope of the Assignment; (ii) shall be without findings as to issues (including but not limited to patent validity and/or infringement) or a statement of the reasoning on which the award rests; (iii) may in appropriate circumstances (other than patent disputes) include injunctive relief;  (iv) shall be made within four months of the appointment of the arbitrator; and (v) may be entered in any court of competent jurisdiction.

c.               The requirement for mediation and arbitration shall not be deemed a waiver of any right of termination under this Assignment and the arbitrator is not empowered to act or make any award other than based solely on the rights and obligations of the Parties prior to any such termination.

d.              The arbitrators shall be knowledgeable in the legal and technical aspects of this Assignment and shall determine issues of arbitrability but may not limit, expand or otherwise modify the terms of this Assignment.

e.               Each Party shall bear its own expenses but those related to the compensation and expenses of the mediator and arbitrators shall be borne equally.

f.                 A request by a Party to a court for injunctive relief shall not be deemed a waiver of the obligation to mediate and arbitrate.

g.              The arbitrators shall have authority to award compensatory damages only.  The arbitrators shall have no authority to award punitive or other damages, and each Party irrevocably waives any claim thereto.

h.              Except as required by law, the Parties, their representatives, other participants and the mediator and arbitrators shall hold the existence, content and result of mediation and arbitration in confidence.

11.                               Headings.  Section and subsection headings contained in this Assignment are inserted for convenience of reference only, shall not be deemed to be a part of this Assignment for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

12.                               Severability.  If any term, covenant or condition of this Assignment or the application thereof to any Party or circumstances shall, to any extent, be held to be invalid or unenforceable, then the remainder of this Assignment, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Assignment shall be valid and be enforced to the fullest extent permitted by law.

13.                               Execution in Counterparts.  This Assignment may be executed in any number of counterparts, each of which shall be deemed an original (including facsimile copies), but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Assignment to be executed in duplicate originals by their duly authorized representatives on the respective dates entered below.

Institut für Umwelttechnologien GmbH	Isonics Homeland Security & Defense
Corporation

By:	By:
Prof. Dr. Jurgen Leonhardt, Managing	Boris Rubizhevsky, President
Director
Date: April 27, 2006
Date: April 27, 2006

The following each witnessed the signatures of Prof. Dr. Jurgen Leonhardt who advised each that he was executing this Assignment on behalf of and with the authority granted by Institut für Umwelttechnologien GmbH for the purposes and with the responsibilities stated in this Assignment, this 27th day of April, 2005:

Name:	Name:
Address:	Address:

Telephone:	Telephone:
E-mail:	E-mail:

Name:	Name:
Address:	Address:

Telephone:	Telephone:
E-mail:	E-mail: